EXHIBIT 16.1

November 17, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4.01 of Entropin, Inc.’s Form 8-K dated November 17, 2004, and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph on page two therein and the second, third, fourth and fifth paragraphs on page two therein.

2.	We have no basis on which to agree or disagree with the other statements of the registrant contained therein.

Yours truly,

Deloitte & Touche LLP